                                                FILED PURSUANT TO RULE 424(b)(3)
                                                             FILE NO. 333-101404

PROSPECTUS

                             MEADE INSTRUMENTS CORP.
                        3,291,801 Shares of Common Stock
    ------------------------------------------------------------------------

         This prospectus relates to dispositions of our common stock or other interests therein. These shares of common stock were issued by the Company to the following entities, who we refer to in this prospectus as the selling security holders: Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., Oregon Investment Council, Howard Hughes Medical Institute, WTC-CIF Emerging Companies Portfolio, Lancaster Investment Partners, L.P., Crestview Capital Fund L.P., and Crestview Capital Fund II L.P. This offering is not being underwritten.

         We will not receive any proceeds from the disposition of these shares or interests therein.

         The selling security holders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         The Company's common stock is traded on The Nasdaq National Market under the ticker symbol "MEAD." On December 10, 2002, the closing sale price of the common stock, as reported by Nasdaq, was $3.18 per share. You are urged to obtain current market quotations for our common stock.

         _______________________________________________________________

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.
         _______________________________________________________________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 12, 2002.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS...................................................2

PROSPECTUS SUMMARY...........................................................3

RISK FACTORS.................................................................4

USE OF PROCEEDS..............................................................9

SELLING SECURITY HOLDERS.....................................................9

PLAN OF DISTRIBUTION........................................................12

LEGAL MATTERS...............................................................13

EXPERTS.....................................................................13

WHERE YOU CAN FIND MORE INFORMATION.........................................14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................14




                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete.

         Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see the "Risk Factors."

         We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

         As used in this prospectus, "Company," "we," "us" and "our" refer to Meade Instruments Corp.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under "Risk Factors" beginning on page 4.

                                   The Company

         Meade is a multinational consumer and industrial optics company that designs, manufactures, imports and distributes telescopes, telescope accessories, binoculars, riflescopes and other optical products. Our dedication to product innovation has led to the successful introduction of a wide range of products, resulting in what we believe to be one of the broadest and most complete lines of telescopes, binoculars, riflescopes and telescope accessories available. We offer more than 50 different telescope models with several different optical configurations, as well as more than 250 accessory products. Our telescopes range in aperture from under 2 to 16 inches and in retail price from less than $100 to more than $15,000. We offer a complete line of binoculars from small aperture theater glasses to full-size waterproof models at retail price points from approximately $10 to more than $300. We also offer a complete line of rifle and pistol scopes at retail price points from approximately $25 to more than $500.

         Since our founding in 1972, we have strived to develop a reputation for providing the amateur astronomer with technically sophisticated products at competitive prices. Combining our manufacturing expertise with our dedication to innovation, quality and value, we have developed and produced some of the industry's most technologically advanced consumer telescopes at affordable prices. Although professional and institutional applications of our telescopes are not our primary market, our Schmidt-Cassegrain telescopes are used by many universities, scientific laboratories and aerospace companies throughout the world. We have capitalized on our brand name recognition among serious amateur astronomers and our ability to bring advanced technology to lower price points to market successfully our less-expensive telescopes to beginning and intermediate amateur astronomers. We have become a major supplier of telescopes to such retailers as Discovery Channel Stores (formerly The Nature Company), Aldi (in Germany), Wal-Mart, Costco and Sam's Club.

         Through the acquisitions of Bresser Optik in 1999 and Simmons Outdoor Corporation in October 2002, we have expanded our reach into consumer optics for the sports enthusiast in both the U.S. and Europe. Bresser Optik (now known as Meade Europe) is a highly respected and well-known name in consumer optics (principally binoculars and small telescopes) in Germany and many other parts of Europe. Meade Europe now operates as a central distribution center from which we market both Bresser and Meade branded products throughout Europe. Simmons Outdoor Corporation ("Simmons") distributes and sells rifle and pistol scopes as well as binoculars to the general consumer and sports optics markets. Simmons sells its products under the Simmons(R), Redfield(R) and Weaver(R) brand names -- brand names that carry a reputation for quality and service. Simmons products are sourced in Asia and are distributed through an extensive dealer and distributor network. Simmons is a major supplier of sports optics to such retailers as Wal-Mart, Ellett Bros. Inc., Jerry's Sport Center, Inc. and Cabelas, Inc.

         Meade has been an innovator since its founding in 1972. We believe product innovation is essential in the consumer and sports optics marketplace. To that end we have committed $2.2 million, $2.1 million and $1.4 million to research and development during fiscal 2002, 2001 and 2000, respectively. These research and development expenditures were centered on the development of technologically advanced less-expensive telescopes as well as product improvement and industrial applications of our existing technologies.

         We manufacture nearly the complete line of our advanced astronomical telescopes in Irvine, California, including the production of all of the advanced optical systems, which are critical components of telescopes. Many of our less-expensive telescopes are manufactured under proprietary designs by manufacturers principally located in mainland China and Taiwan. We also source component parts for small to midrange telescopes and related accessories from several suppliers in mainland China, Taiwan and Japan that are assembled into finished product in our wholly-owned assembly plant in Tijuana, Mexico.

         We complement our efforts in new product development with an aggressive marketing plan. Our marketing plan includes print advertising in astronomy related magazines and, at times, in general consumer magazines. Our marketing plan also includes extensive co-operative advertising campaigns with many of our key retail partners, as well as point-of-sale marketing displays. Our publications include comprehensive, full-color, high-quality product catalogs and brochures for our customers.

         In the United States and Canada, we distribute our products through a network of more than 500 specialty retailers, distributors and mass merchandisers, which offer our products in more than 3,000 retail store locations. We also sell certain of our telescope models to selected national mail order dealers. In addition to products sold through Meade Europe channels, we sell our products internationally through a network of over 35 foreign distributors, many of which service retail locations in their respective countries.

         For a more detailed description of our business, including audited and unaudited financial information, see our 2002 Annual Report on Form 10-K and other documents referred to in "Incorporation of Certain Documents by Reference."

         Our principal business and executive offices are located at 6001 Oak Canyon, Irvine, California 92618. Our main telephone number is (949) 451-1450. Our website is located at www.meade.com. We do not consider information contained in our web site to be part of this prospectus.

                                           The Offering

----------------------------------------------------------- --------------------------------------
Common Stock offered by selling security holders........... 3,291,801
----------------------------------------------------------- --------------------------------------
Use of Proceeds............................................ We will not receive any proceeds from the sale of shares in this offering.
----------------------------------------------------------- --------------------------------------
The Nasdaq National Market symbol.......................... "MEAD"
----------------------------------------------------------- --------------------------------------

                                  RISK FACTORS

   THE SHARES OF OUR COMMON STOCK BEING OFFERED INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE
                   SHARES OFFERED PURSUANT TO THIS PROSPECTUS.

         OUR ABILITY TO GROW IS INFLUENCED BY FACTORS BEYOND OUR CONTROL, INCLUDING GENERAL ECONOMIC CONDITIONS AND CHANGING CONSUMER TRENDS.

         Our business is subject to economic cycles and changing consumer trends. Purchases of telescopes, binoculars and riflescopes, which we refer to collectively as the Consumer Optics Industry, as well as other discretionary spending with respect to leisure activities tend to decline in periods of economic uncertainty. Any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on our business and results of operations. Any general decline in the size of the Consumer Optics Industry, or in any segment of the Consumer Optics Industry in which we compete, whether from general economic conditions, a decrease in the popularity of our products, or otherwise, could have a material adverse effect on the Company.

         THE MARKET FOR NEW BINOCULAR AND RIFLESCOPE LINES IS UNCERTAIN.

         Through our acquisition of Simmons, we will now offer a new line of binoculars and riflescope products, which we believe will complement our extensive line of telescopes and binoculars. We may not be able to integrate the new lines of binoculars and riflescopes smoothly with our existing product lines, and our experience in selling riflescopes and certain binoculars is limited. There can be no assurance that we will be able to further penetrate the binocular or riflescope market and achieve meaningful sales. If we are unable to successfully market these new binocular and riflescope lines, this inability may have a material adverse affect on our future growth.

         WE DEPEND ON FOREIGN SUPPLIERS IN THE MANUFACTURE OF A NUMBER OF OUR PRODUCTS.

         We are dependent on products manufactured by foreign suppliers located primarily in Taiwan, Japan, the People's Republic of China and the Philippines. Purchases from foreign suppliers subject us to additional risks, including:

         o        imposition of quotas or trade sanctions,

         o decline in the value of the United States dollar against local currencies causing an effective increase in the cost of finished products and components,

         o        shipment delays, and

         o        political instability.

         We cannot predict the effect that these factors will have on our business arrangements with foreign suppliers, but any such development could have a material adverse effect on our financial results.

         Alternative suppliers exist for substantially all materials used in manufacturing our products. However, the loss of any existing supplier of certain of the electronic components contained in certain of our products could have a temporary but material adverse effect on our manufacturing operations. If an alternative supplier is required, we believe that it could take up to several months to re-engineer certain of our products to accept the operating requirements of the alternative supplier's components.

         INTELLECTUAL PROPERTY RIGHTS ARE CRITICAL TO OUR SUCCESS, AND INFRINGEMENT BY OTHERS, OR OUR INFRINGEMENT OF OTHERS' RIGHTS, COULD HAVE A SIGNIFICANT IMPACT ON OUR RESULTS OF OPERATIONS.

         We rely primarily on a combination of patent, copyright, and trade secret protections in confidentiality agreements to establish and protect our intellectual property rights. There can be no assurance that our measures to protect our intellectual property rights will deter or prevent unauthorized use of our technology. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Our inability to protect our proprietary rights in the United States or internationally could have a material adverse effect on our results of operations.

         Claims by third parties that our current or future products or processes infringe upon their intellectual property rights may have a material adverse effect on our business. We do not normally perform any formal surveys or studies relating to whether our products or processes infringe upon the intellectual property rights of others, and it would be difficult to establish whether a given product or process infringes upon the intellectual property rights of others. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future potential litigation, regardless of outcome, could result in substantial expense and significant diversion of our management's and technical personnel's efforts. An adverse determination in any such litigation could subject us to significant liabilities, require disputed rights to be licensed from such parties, if licenses to such rights were obtainable, or require us to cease using such technology. There can be no assurance that if licenses were obtainable, they would be obtainable at reasonable costs. If forced to cease using such technology, there can be no assurance that we would be able to develop or obtain alternative technology. Accordingly, an adverse determination in a judicial or administrative proceeding, changes in patent or copyright laws or our failure to obtain necessary licenses may prevent us from manufacturing, using or selling certain of our products or processes, which could have a material adverse effect on our business and results of operations.

         OUR SUCCESS DEPENDS ON TECHNOLOGICAL ADVANCEMENTS AND NEW PRODUCT INTRODUCTIONS.

         The Consumer Optics Industry, in recent years, has been characterized by technological advances and new product introductions. We believe that the development and introduction of new, innovative products and accessories with features that respond to changing consumer demands and trends will be critical to our future success. We cannot give any assurance that we will be able to continue to design and manufacture products that will achieve commercial success. In addition, our prior successful designs for various product models may be rendered obsolete within a relatively short period of time as new products are introduced into the market.

         WE RELY ON FOREIGN SALES FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUES.

         International sales accounted for approximately 22%, 21% and 27% of our net sales for fiscal 2000, 2001 and 2002, respectively. We expect international sales to continue to represent a significant portion of net sales. International sales are subject to inherent risks, including:

         o        variations in local economies,

         o        fluctuating exchange rates,

         o        increased difficulty of inventory management,

         o        greater difficulty in accounts receivable collection,

         o costs and risks associated with localizing products for foreign countries,

         o        changes in tariffs and other trade barriers,

         o        adverse foreign tax consequences,

         o cultural differences affecting product demand and customer service, and

         o        burdens of complying with a variety of foreign laws.

          There can be no assurance that one or more of these factors, operating in one or more foreign countries, will not have a material adverse effect on our future international sales, and consequently, on our operational results.

         WE SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO TWO CUSTOMERS.

         Although we sold our telescope products to more than 500 customers during the fiscal year ended February 28, 2002, our two largest customers accounted for 13% and 11%, respectively, of our revenue. We do not have long-term contracts with any of our customers. The loss of, or the failure to replace, any significant portion of the sales made to a significant customer could have a material adverse effect on our results of operations.

         THE CONSUMER OPTICS INDUSTRY IS HIGHLY COMPETITIVE AND SENSITIVE TO CONSUMER NEEDS AND PREFERENCES.

         In the telescope market, Meade competes in the United States and Canada primarily with Celestron Acquisition LLC ("Celestron"), Bushnell Optical Co. ("Bushnell") and, to a lesser extent, with other significantly smaller companies which service niche markets. In Europe and Japan, we compete primarily with Celestron and Vixen Optical Industries Ltd., as well as other smaller regional telescope importers and manufacturers.

         In the binocular market, which is generally more competitive than the telescope or riflescope markets, with a greater number of competitors at each price point, we compete primarily with Bushnell, Nikon Inc., Canon Inc., Minolta Camera Co., Ltd., Pentax Corporation and various smaller manufacturers and resellers.

         In the riflescope market, we compete primarily with Bushnell, Leupold & Stevens, Inc., BSA Optics, Inc. and various smaller manufacturers and resellers.

         In each of the binocular and riflescope markets, many of our competitors have greater brand name recognition and may have greater financial and technical resources than we do. In addition, many of our competitors have long-standing customer relationships and established brand names in their respective markets.

         SALES OF OUR PRODUCTS ARE SUBJECT TO QUARTERLY AND SEASONAL
FLUCTUATIONS.

         Our quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect net sales, gross margins and profitability. These factors include:

         o        the volume and timing of orders received,

         o        changes in the mix of products sold,

         o        market acceptance of our products,

         o        competitive pricing pressures,

         o        our ability to meet increasing demand and delivery schedules,

         o the timing and extent of research and development expenses, and

         o        the timing and extent of product development costs.

          Accordingly, we may experience material adverse fluctuations in future operating results on a quarterly or annual basis. Such fluctuations in operating results could cause the price of our common stock to fluctuate substantially.

         A substantial portion of our net sales and operating income typically occur in the third quarter of our fiscal year primarily due to disproportionately higher customer demand for our less-expensive consumer oriented products during the holiday season. Mass merchandisers purchase a considerable amount of inventory to satisfy this seasonal consumer demand; however, their estimates of product demand for the holiday season may exceed actual product demand. We have, in certain circumstances, allowed these mass merchandisers to return their excess inventory to us. Any such accommodations in the future could have a material adverse effect on our results of operations.

         WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL REGULATIONS, AND OUR FAILURE TO COMPLY COULD SUBJECT US TO LIABILITY.

         Increasing public attention has been focused on the environmental impact of many businesses. Federal, state and local laws and regulations impose various environmental controls on the storage, handling, discharge and disposal of certain materials used in our manufacturing process. Although we have not experienced a material adverse effect on our operations as a result environmental laws or requirements, there can be no assurance that changes in such laws will not impose the need for additional capital equipment or other requirements or restrict our ability to expand our operations. Any failure by us to comply with environmental laws could subject us to future liabilities or could cause our manufacturing operations to be limited or suspended, thereby causing a material adverse effect on our business and results of operations.

         A SIGNIFICANT PERCENTAGE OF OUR STOCK IS HELD BY A LIMITED NUMBER OF SHAREHOLDERS.

         As of November 18, 2002, our senior management beneficially owns approximately 28.6% of the outstanding shares of our common stock, and our ESOP owns 10.1% of the outstanding shares of our common stock. The committee that administers the ESOP is comprised primarily of members of senior management and generally directs the voting of unallocated shares and shares for which participants do not provide voting instructions. As a result, such persons will have the ability to influence the election of the Company's directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, and could adversely affect your ability to sell your shares or could lower the market value of your shares.

         OUR CHARTER AND BYLAWS, AS WELL AS APPLICABLE CORPORATE LAWS, COULD LIMIT THE ABILITY OF OTHERS TO TAKE OVER MANAGEMENT CONTROL OF THE COMPANY. WE WILL HAVE THE ABILITY TO ISSUE PREFERRED STOCK, WHICH COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

         Our Certificate of Incorporation and Bylaws provide for:

         o a classified board of directors with staggered three year terms,

         o advance notice requirements for stockholder proposals and director nominations,

         o        a prohibition on stockholder action by written consent and

         o        limitations on calling stockholder meetings.

         In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. These provisions could have the effect of discouraging certain attempts to acquire the Company, which could deprive our stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices. In addition, our Board of Directors has authority to issue up to 1,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could affect adversely the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Additionally, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for our common stock at a premium over the market price of the common stock and may affect adversely the market price of and the voting and other rights of the holders of our common stock.

         WE MAY NOT BE ABLE TO RAISE ADDITIONAL FUNDS WHEN NEEDED FOR OUR BUSINESS OR TO EXPLOIT OPPORTUNITIES.

         Our future liquidity and capital requirements will depend on numerous factors, including the success of the integration of our new Simmons operations and potential future acquisitions. We may need to raise additional funds to support expansion, develop new technologies, respond to competitive pressures, or take advantage of unanticipated opportunities. If required, we may raise additional funds through public or private debt or equity financing, strategic relationships or other arrangements. There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.

                                 USE OF PROCEEDS

         The selling security holders will receive all of the proceeds from the sale or disposition of the common stock covered by this prospectus. We will not receive any proceeds from the sale or disposition of the shares of common stock or interests therein offered by the selling security holders pursuant to this prospectus. The selling security holders will pay any underwriting discounts and commissions and expenses incurred by the selling security holder for brokerage, accounting or tax services or any other expenses incurred by the selling security holders in disposing of the shares of common stock or interests therein, except as described below. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including without limitation, all registration and filing fees, Nasdaq listing fees, reasonable fees and expenses of one counsel for the selling security holders, the reasonable expenses of the selling security holders incurred in connection with the registration of the shares covered by this prospectus, fees and expenses of our counsel and our accountants.

                            SELLING SECURITY HOLDERS

         The shares of common stock or interests therein offered pursuant to this prospectus have been issued to the selling security holders (or their assignees) directly by us. All 3,291,801 shares of our common stock covered by this prospectus were issued to certain selling security holders in a private placement on October 25, 2002 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act, resulting in gross proceeds of $7,900,320. We granted registration rights to the selling security holders with respect to the resale of shares of our common stock issued to the selling security holders.

         In accordance with the registration rights granted to the selling security holders, we have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock or interests therein offered by this prospectus. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for resale thereof by the selling security holders.

         The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

         The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling security holders as of November 7, 2002 and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling security holders from time to time. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling security holder has the right to acquire beneficial interest within 60 days after November 7, 2002, through the exercise or conversion of any stock option, warrant, or other right. To the best of our knowledge, none of the selling security holders has had any position, office or other material relationship with our Company or any of our affiliates.

-------------------------------------------- ------------------ ------------------- ------------------ -----------------------
                                                Number of           Maximum             Number of          Percentage of
                                                  Shares           Number of              Shares            Outstanding
                                               Beneficially         Shares             Beneficially       Shares Beneficially
                                              Owned Prior to       Which May              Owned                Owned
                                                   This          Be Sold in This      Following This       Following This
        Selling Security Holder                  Offering          Offering            Offering (1)         Offering (1)
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------
Special Situations Cayman Fund, L.P.                   378,019             270,900            107,119            *
(2)(11)
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

Special Situations Fund III, L.P. (3)(11)            1,136,500             812,500            324,000           1.6%
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

Special Situations Private Equity Fund,                583,400             583,400                  0            *
L.P. (4)(11)
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

Oregon Investment Council (5)(12)                      650,000             650,000                  0            *
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

Howard Hughes Medical Institute (6)(12)                300,000             300,000                  0            *
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

WTC-CIF Emerging Companies Portfolio                   300,000             300,000                  0            *
(7)(12)
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

Lancaster Investment Partners, L.P. (8)                187,500             187,500                  0            *
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

Crestview Capital Fund L.P. (9)(13)                     79,167              79,167                  0            *
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

Crestview Capital Fund II L.P. (10)(13)                108,334             108,334                  0            *
-------------------------------------------- ------------------ ------------------- ------------------ -----------------------

--------------------

*        Less than one percent of class.

(1) Assumes that each selling security holder will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by such security holder.

(2) The address for Special Situations Cayman Fund, L.P. is 153 E. 53rd Street, 51st Floor, New York, New York 10022.

(3) The address for Special Situations Fund III, L.P. is 153 E. 53rd Street, 51st Floor, New York, New York 10022.

(4) The address for Special Situations Private Equity Fund, L.P. is 153 E. 53rd Street, 51st Floor, New York, New York 10022.

(5) Westcoast & Co is the nominee for Oregon Investment Council. The address for Oregon Investment Council is c/o Wellington Management Company, LLP, As Investment Adviser, 75 State Street, Boston, Massachusetts 02109.

(6) Mac & Co is the nominee for Howard Hughes Medical Institute. The address for Howard Hughes Medical Institute is c/o Wellington Management Company, LLP, As Investment Adviser, 75 State Street, Boston, Massachusetts 02109.

(7) Finwell & Co is the nominee for WTC-CIF Emerging Companies Portfolio. The address for WTC-CIF Emerging Companies Portfolio is c/o Wellington Management Company, LLP, As Investment Adviser, 75 State Street, Boston, Massachusetts 02109.

(8) The address for Lancaster Investment Partners, L.P. is Parkview Tower, 1150 First Avenue, Ste 600, King of Prussia, Pennsylvania 19406. LIP Advisors, LP is the general partner of Lancaster Investment Partners, L.P. Robert Berlacher and Dan Gardner have voting and investment control over the securities of the Company held by Lancaster Investment Partners, L.P.

(9) The address for Crestview Capital Fund L.P. is 95 Revere Dr., Suite F, Northbrook, Illinois 60062.

(10) The address for Crestview Capital Fund II L.P. is 95 Revere Dr., Suite F, Northbrook, Illinois 60062.

(11) MGP Advisers Limited Partnership ("MGP") is the general partner of the Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM"), is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, MG, and AWM and are principally responsible for the selection, acquisition and disposition of the portfolios securities by each investment adviser on behalf of its fund.

(12) Wellington Management Company, LLP is the investment adviser for each of Oregon Investment Council, Howard Hughes Medical Institute and WTC-CIF Emerging Companies Portfolio and has shared voting power and shared investment discretion with each of Oregon Investment Council, Howard Hughes Medical Institute and WTC-CIF Emerging Companies Portfolio over the securities of the Company held by the respective entity.

(13) Richard Levy and Stewart Flink are the managing members of each of Crestview Capital Fund L.P. and Crestview Capital Fund II L.P. and have voting and investment control over the securities of the Company held by each of Crestview Capital Fund L.P. and Crestview Capital Fund II L.P.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus or interests therein may be offered and sold from time to time by the selling security holders. The term "selling security holders" includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale or disposition. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customarily received in the types of transactions involved.

         The common stock or interests therein may be sold or disposed of in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These transactions, which may involve crosses or block transactions, may occur

         o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

         o        in the over-the-counter market;

         o in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

         o        through the settlement of short sales; or

         o        through any other legally permissible method.

         In connection with the sale or disposition of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling security holders also may pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon default, such broker-dealer or other financial institution may effect sales of the pledge shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling security holders may arrange for other broker-dealers to participate.

         The aggregate proceeds to the selling security holders from the sale or disposition of the common stock or interests therein offered by them will be the purchase price of the common stock or interest acquired less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or

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

in part, any proposed purchase or acquisition of common stock or interests therein to be made directly or through agents. We will not receive any of the proceeds from this offering.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered licensed brokers or dealers.

         The selling security holders and any underwriters, broker-dealers or agents that participate in the sale or disposition of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale or disposition of the shares or interests therein may be underwriting discounts and commissions under the Securities Act.

         Selling security holders who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulations, particularly Regulation M.

         We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         In addition, any shares covered by this prospectus that qualify for sale or disposition pursuant to Rule 144 of the Securities Act may be sold or disposed of under Rule 144 rather than pursuant to this prospectus.

         To the extent required, the shares of our common stock to be sold or disposed of, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the date all of the shares covered by this prospectus have been sold and (2) the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144(k) of the Securities Act.

         The selling security holders may attempt to sell all of the shares. This could cause the supply of shares to exceed demand, which could drive the price of our shares down.

                                  LEGAL MATTERS

         Mark D. Peterson, our Senior Vice President and General Counsel, has passed on the validity of the shares of our common stock intended to be sold pursuant to this prospectus. Mr. Peterson is compensated as an employee of the Company, and is the holder of options to acquire our common stock.

                                     EXPERTS

         The financial statements of Meade Instruments Corp. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended February 28, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

         We file reports with the Securities and Exchange Commission (the "SEC") on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements, information statements and other information filed electronically with the SEC. The address of the SEC Internet site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the SEC filings listed below. This information is considered a part of this prospectus. These documents are as follows:

         (1) Our annual report on Form 10-K for our fiscal year ended February 28, 2002;

         (2) Our quarterly reports on Form 10-Q for our fiscal quarters ended May 31, 2002 and August 31, 2002;

         (3) Our report on Form 8-K as filed with the SEC on November 7, 2002;

         (4) Our report on Form 8-K/A as filed with the SEC on November 27, 2002; and

         (5) The description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on February 27, 1997.

         In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in "Incorporation of Certain Documents by Reference" which have been or may be incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at Meade Instruments Corp., 6001 Oak Canyon, Irvine, California 92618, telephone number (949) 451-1450.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

         You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of the Company may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.